Exhibit 4.25

供应商SaaS服务合同

SaaS Service Contract of Supplier

甲方：

Party A:

法定代表人/负责人：

Legal representative/responsible person:

联系电话：

Contact No.:

乙方：达诚链通（浙江）信息技术有限公司

Party B: Dacheng Liantong (Zhejiang) Information Technology Co., Ltd.

法定代表人/负责人：刘利民

Legal representative/responsible person: Liu Limin

联系电话：

Contact No.:

甲乙双方本着平等互利、诚实守信的原则，依据《中华人民共和国合同法》和相关法律、法规的规定，就乙方为甲方提供供应商端SaaS平台服务事宜，达成如下合同，并由双方共同恪守

Based on the principles of equality, mutual benefit, honesty and good faith and in accordance with the provisions of the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B enter into and abide by the following contract concerning Party B’s provision of SaaS platform services on the supplier side to Party A:

第一条 许可软件及服务与合作内容

Article 1 Licensed software, services and cooperation contents

一、”许可软件及服务”是指乙方授权许可甲方使用的软件系统” 链通 “和相关功能。上述系统的功能描述详见附件《 链通服务平台 功能清单》。

I. “Licensed software and services” refer to the software system “Liantong” and related functions that Party B authorizes and licenses to Party A. Please refer to the Attachment, i.e. Function List of Liantong Service Platform for the function description of the system above.

二、双方确认，乙方为甲方提供的软件系统名称为： 链通服务平台

II. Both parties confirm that the name of the software system provided by Party B to Party A is Liantong Service Platform.

三、系统使用范围：甲方授权的工作人员。

III. Application scope of the system: Staff authorized by Party A.

四、双方约定，甲方有义务为本合同项下约定事项的实施提供及时的软件、硬件环境与人员协助。若因甲方原因而造成本合同签订日起7个工作日内，无法完成系统部署实施，则乙方有权终止本合同，乙方亦无需承担任何责任。本合同终止或解除后，未经乙方书面授权，则甲方无权再使用乙方的该许可软件系统及服务、乙方亦无提供任何服务之义务。

IV. The parties agree that Party A is obliged to provide timely software and hardware environment and personnel assistance for the implementation of the matters agreed hereunder. If the system deployment and implementation cannot be completed within 7 working days after signing the contract due to the reason of Party A, Party B shall have the right to terminate the contract without any liability. Upon the termination or rescission of the contract, Party A, without written authorization from Party B, shall have no right to use the software system and services licensed by Party B, and Party B shall have no obligation to provide any services.

五、本软件受版权法、国际版权条约以及其他相关的知识产权法律、法规和条约的保护。本软件产品/服务为授权用户使用许可，而非出售。本软件的【版权/所有权】归达诚链通（浙江）信息技术有限公司所有。

V. The software is protected by copyright laws, international copyright treaties and other relevant intellectual property laws, regulations and treaties. This software product/service is licensed to authorized users, not for sale. The [copyright/ownership] of this software belongs to Dacheng Liantong (Zhejiang) Information Technology Co., Ltd.

第二条 合同期限

Article 2 Term of contract

本合同有效期为 月，自 年 月 日起至 年 月 日止。

The contract shall be valid for _________ to ___________.

第三条 费用标准

III. Expense standard

一、乙方系统软件许可费用为人民币 元/年，乙方 首年 免费为甲方提供系统软件许可服务。甲方须于免费期届满前7日向乙方支付次年系统软件许可费用。如甲方年度交易金额达 万元，乙方减免次年系统软件许可费。

I. The license fee of system software of Party B shall be RMB _____yuan/year. In the first year, Party B shall provide license service of the system software to Party A freely. Then, Party A shall pay the license fee of the system software for the following year to Party B seven (7) days before the expiration of the free term. If the annual transaction amount of Party A reaches RMB 10,000 yuan, Party B shall reduce or cancel the license fee of the system software of the next year.

二、乙方系统服务费收费标准：甲方单笔提现金额的 1.5%；应于甲方在链通平台提现时即时结算。

II. Charge standard for the system service fee of Party B: 1.5% of single withdrawal amount of Party A, and it shall be settled immediately upon Party A’s withdrawal on the platform of Liantong.

三、乙方免费为甲方提供系统远程服务和现场服务。

III. Party B shall provide Party A with remote system services and on-site services freely.

四、乙方收款账号如下：

IV. Shroff account number of Party B is as follows:

(公)开户行：

(Company) Opening bank:

账户名称：

Account name:

账户卡号：

Account No.:

第四条 双方的权利和义务

Article 4 Rights and obligations of both parties

一、甲方的权利与义务：

I. Rights and obligations of Party A:

1.	甲方享有7*12小时电话售后服务；

1. Party A shall enjoy the telephone after-sales service of 7*12 hours;

2.	甲方应为系统服务的实施、运行提供必要的条件和资源；

2. Party A shall provide necessary conditions and resources for the implementation and operation of the system services;

3.	甲方应为系统运行制定相关管理政策、经营政策，并指定甲方工作人员配合乙方进行系统部署；

3. Party A shall formulate relevant management policies and business policies for system operation and designate staff to cooperate with Party B in system deployment;

4.	甲方承诺，对本合同订立及履行过程中知悉的乙方产品、技术、经营等方面的商业秘密恪守保密义务，并防止向第三方泄露。

4. Party A undertakes to keep confidential the trade secrets of the products, technology, business and other aspects known to it of Party B during the conclusion and performance of the contract and prevent disclosure to any third party.

5.	本合同有效期内，甲方应在系统测试开始后，组织甲方启用乙方系统；

5. During the validity period of the contract, Party A shall organize Party A to enable the system of Party B after the system test begins;

6.	甲方承诺认可乙方系统订单、对账及结算流程。

6. Party A undertakes to recognize the order, account checking and settlement process of the system of Party B.

7.	甲方理解并同意，（1）因现有技术限制，软件提供商提供的软件可能存在瑕疵，并不能保证在任何情况下都能正常执行或达到用户所期望的结果。（2）因甲方使用本软件所致的任何损害或损失，甲方同意乙方的最高赔偿限额为其已支付的软件许可费用。

7. Party A understands and agrees that (1) due to the limitation of the prior art, the software provided by the software provider may have defects, and there is no guarantee that the software will be performed normally or achieve the results expected by users in any case. (2) In case of any damage or loss caused by Party A’s use of the software, Party A agrees that the maximum compensation of Party B shall be the license fee of the software paid by Party A.

二、乙方的权利与义务：

II. Rights and Obligations of Party B:

1.	乙方有权要求甲方指定工作人员开展与系统部署、运行等有关的工作；

1. Party B shall have the right to require Party A to designate staff to carry out work related to system deployment and operation;

2.	乙方获得甲方授权后可远程连接甲方指定电脑设备；

2. With the authorization of Party A, Party B can remotely connect to the computer designated by Party A;

3.	在本合同有效期内，乙方应免费为甲方不定期进行系统升级；

3. During the validity period of the contract, Party B shall freely upgrade the system for Party A from time to time;

4.	乙方应免费为甲方人员进行系统基础功能的培训；

4. Party B shall provide the personnel of Party A with free training on basic functions of the system;

5.	乙方在本合同订立及履行过程中对知悉的甲方商业模式、运营模式等须严格保密；

5. Party B shall keep confidential the business model and operation model of Party A known during the execution and performance hereof;

6.	乙方承诺，保证其为甲方提供的软件的稳定性和延续性。如因乙方原因，导致甲方对于本软件的使用许可需提前终止的，乙方应对甲方履行相应的退款义务（如有）。

6. Party B undertakes to guarantee the stability and continuity of the software provided to Party A. If Party A’s license to use the software needs to be terminated in advance for reasons attributable to Party B, Party B shall perform the corresponding obligation of refund to Party A (if any).

第五条 知识产权及许可限制

Article 5 Intellectual property rights and licensing restrictions

一、甲方承认许可软件及与许可软件有关的源代码、目标代码、文档资料以及任何由乙方根据维护与技术支持提供的软件、资料的著作权均归乙方所有。除本合同的约定以外，乙方未向甲方授予与许可软件著作权、专利权、商标专用权、商业秘密及其他权利有关的任何权利。

I. Party A acknowledges that the copyright of the licensed software and the source code, object code, documentation related to the licensed software and any software and documentation provided by Party B pursuant to maintenance and technical support shall be owned by Party B. Except as agreed herein, Party B did not grant Party A any rights relating to the copyright, patent right, exclusive right of trademark, trade secret and other rights of the licensed software.

二、乙方同意授予甲方对本合同约定的许可软件的非专有的、不可转让的使用许可，甲方应在规定的范围内使用许可软件。甲方不得将许可软件向第三方提供、销售、出租、出借、转让或提供分许可、转许可、通过信息网络传播或以其他形式供他人使用。甲方不得对许可软件进行全部或部分地翻译、分解、反向编译、反汇编、反向工程或进行其他试图从许可软件导出程序源代码的行为，或在许可软件的基础上书写或开发衍生软件、衍生产品或其他软件。甲方不得限制、破坏或绕过许可软件附带的加密附件或乙方提供的其他确保许可软件正确使用的限制性措施。甲方不得将许可软件用于除甲方内部使用以外的其他目的，包括但不限于向第三方提供数据处理服务、应用服务、商业共享或其他软件共享安排。甲方不得除掉、掩盖或更改许可软件上有关许可软件著作权或商标的标志。

II. Party B agrees to grant Party A a non-exclusive and non-transferable license to use the licensed software as agreed herein, and Party A shall use the licensed software within the scope prescribed. Party A shall not provide, sell, lease, lend or transfer the licensed software to a third party, or shall not make it available to others by providing sub-license, sub- permission, dissemination of information network or other forms. Party A shall not translate, decompose, or implement reverse compiling, disassembling, reverse engineer or otherwise methods to attempt to export the source code of the program from the licensed software wholly or partially, or write or develop derivative software, derivative products or other software based on the licensed software. Party A shall not restrict, destroy or circumvent the encrypted attachments attached to the licensed software or other restrictive measures provided by Party B to ensure the correct use of the licensed software. Party A shall not use the licensed software for any purpose other than its internal use, including but not limited to providing data processing services, application services, commercial sharing or other software sharing arrangements to third parties. In addition, Party A shall not remove, obscure or alter the marks on the licensed software relating to the copyright or trademark of the licensed software.

第六条 不可抗力及免责条款

Article 6 Force majeure and disclaimer

一、乙方对于本合同项下系统的适用性、完整性、持续性、准确性、可靠性以及满足甲方的要求或符合甲方的期望等不作任何担保，不论是明示的或默示的。同时，乙方也不对本合同项下系统所涉及的技术及信息的有效性、准确性、正确性、可靠性、质量、稳定性、完整性和及时性作出任何承诺和保证。

I. Party B makes no warranty, whether express or implied, as to the applicability, integrity, continuity, accuracy and reliability of the system hereunder, or as to meeting the requirements or expectations of Party A. At the same time, Party B does not make any commitment or guarantee for the validity, accuracy, correctness, reliability, quality, stability, integrity and timeliness of the technology and information involved in the system hereunder.

二、除非法律法规明确要求，或出现以下情况，否则，乙方不会对甲方的信息数据、交易行为以及与交易有关的其它事项进行审查：

II. Unless expressly required by laws and regulations or under the following circumstances, Party B shall not review the information, data, transaction behavior and other matters related to the transaction of Party A:

1.	乙方有合理的理由认为甲方及具体交易事项可能存在重大违法情形。

1. Party B has reasonable grounds to believe that Party A and the specific transaction may have significant illegal circumstances.

2.	乙方有合理的理由认为甲方在使用本合同项下系统的行为涉嫌违法或不当。

2. Party B has reasonable grounds to believe that Party A’s use of the system hereunder is suspected of being illegal or improper.

三、在适用法律所允许的最大范围内，乙方不会对因使用或不能使用本软件所引起的或有关的任何间接的、意外的、直接的、特殊的、惩罚性的或其它任何损害（包括但不限于因人身伤害或财产损坏而造成的损害，因利润损失、数据损失、营业中断、计算机瘫痪或故障、商业信息的遗失而造成的损害，因未能履行包括诚信或相当注意在内的任何责任致使隐私泄露而造成的损害，因疏忽而造成的损害，或因任何金钱上的损失或任何其它损失而造成的损害）承担赔偿责任，即使乙方事先被告知该损害发生的可能性。

III. To the maximum extent permitted by applicable laws, Party B shall not be liable for any indirect, accidental, direct, special, punitive or other damages (including but not limited to the damages caused by personal injury or property damage, the damage caused by loss of profit, loss of data, business interruption, computer breakdown or failure or loss of business information, the damages caused by breach of privacy due to failure to perform any duty, including good faith or due care, the damages caused by negligence, or the damages caused by any loss of money or any other loss ) caused by or related to the use or inability to use the software, even if Party B is informed of the possibility of such damages in advance.

四、不论在何种情况下，乙方均不对由于信息网络正常的设备维护，信息网络连接故障，电脑、通讯或其他系统的故障，电力故障，罢工，劳动争议，暴乱，起义，骚乱，生产力或生产资料不足，火灾，洪水，风暴，爆炸，战争，政府行为，司法行政机关的命令或第三方的不作为而造成的不能服务或延迟服务承担责任。

IV. No matter under what circumstances, Party B shall not be liable for the failure or delay of services due to normal equipment maintenance of the information network, failure of information network connection, failure of computer, communications or other systems, power failure, strike, labor dispute, riot, insurrection, disturbance, lack of productivity or means of production, fire, flood, storm, explosion, war, act of government, order of judicial administration or omission of third parties.

第七条 数据安全条款

Article 7 Data security

一、为保障甲方的数据安全，云计算服务提供商及乙方采取符合业界标准、合理可行的安全保护措施保护相关数据信息，防止数据信息遭到未经授权访问、公开披露、使用、修改、损坏或丢失。除提供”服务”、防范或解决服务或技术故障或经甲方请求连接客户支持等事项外，乙方不得访问甲方”数据”。

I. To ensure the data security of Party A, the service provider of cloud computing and Party B shall take reasonable and feasible security and protection measures, which are in line with industrial standards, to protect the relevant data and information from unauthorized access, public disclosure, use, modification, damage or loss. Except for providing “services”, preventing or solving service or technical faults, or connecting to customer support upon request of Party A, Party B shall not access the “data” of Party A’.

二、为服务甲方的目的，乙方需要通过使用甲方数据，向甲方提供服务，包括但不限于向甲方发出产品和服务信息。

II. For the purpose of serving Party A, Party B needs to provide services to Party A by using the data of Party A, including but not limited to sending product and service information to Party A.

三、未经甲方许可，乙方不会擅自披露甲方数据。但在下述情况下甲方数据将部分或全部被披露：

III. Without the permission of Party A, Party B shall not disclose the data of Party A. However, the data of Party A will be wholly or partially disclosed under the following circumstances:

1．经甲方同意，向第三方披露；

1. Disclose to a third party with the consent of Party A;

2．根据法律的有关规定，或者行政或司法机构的要求，向第三方或者行政、司法机构披露；

2. Disclose to a third party or an administrative or judicial organ in accordance with the relevant provisions of the law or the requirements of the administrative or judicial organ;

3．如果甲方出现违反中国有关法律法规的情况，需要向第三方披露；

3. Disclose to a third party when Party A violates relevant laws and regulations of China;

4．为提供甲方所要求的软件或服务，而必须和第三方分享甲方数据。

4. Share with a third party in order to provide software or services required by Party A.

四、甲方确认并保证录入本软件中的所有数据和/或信息均合法（包括但不限于已获得需第三方的合法授权）且均不涉及侵犯第三方个人隐私、个人信息、知识产权、商业秘密以及其他任何法定或约定权利；如果乙方或其任何董事、职员或关联方（统称”受偿人士”）因甲方提供数据而被任何第三方提出权利请求或索赔，或被相关政府部门调查或追责的，甲方应当为受偿人士提供一切必要辩护和协助，保证受偿人士免于损害，赔偿受偿人士因此遭受的损失（包括商誉贬损），并补偿受偿人士因此产生的所有成本和支出。

IV. Party A confirms and warrants that all the data and/or information entered into the software is legal (including but not limited to the data and/or information that has been obtained but requires the legal authorization of a third party) and does not involve any infringement of personal privacy, personal information, intellectual property rights, trade secrets or any other legal or agreed rights of a third party. If Party B or any of its directors, employees or affiliates (collectively referred to as “compensated persons”) are subject to any third party’s right request or claim, or are investigated or held accountable by relevant government departments due to the data provided by Party A, Party A shall provide all necessary defense and assistance to the compensated persons to indemnify the compensated persons against damages, indemnify the compensated persons against any loss (including any loss of goodwill) incurred as a result, and indemnify the compensated persons against all costs and expenses incurred as a result.

第八条 违约责任及赔偿

Article 8 Liability for breach of contract and compensation

一、任何一方违反本合同条款所规定的义务即构成违约，守约方有权力要求违约方继续履约和承担违约责任，并有权要求违约方赔偿其因此导致的损失，违约方承担的赔偿金额最高不超过本合同中的总金额。

I. Either party’s breach of its obligations under the terms hereof shall constitute breach of contract, the non-breaching party shall have the right to demand the breaching party to continue to perform the contract and bear the liabilities for the breach, and shall have the right to demand the breaching party to compensate for the losses resulting therefrom, wherein the maximum amount of compensation to be borne by the breaching party shall not exceed the total amount of the contract.

第九条 信息保密

Article 9 Confidentiality

一、保密信息是指甲、乙方各自专有的信息，包括但不限于本合同及附件内容、许可软件、数据等。

I. Confidential information shall be the proprietary information of Party A and Party B, including but not limited to the contents of the contract and its attachments, licensed software, data, etc.

二、甲乙双方承认保密信息构成有价值的商业秘密。双方同意严格按照本合同的规定使用对方的保密信息，未经对方的事先书面许可，不得以任何方式向任何第三方透露或泄露保密信息。

II. Party A and Party B acknowledge that the confidential information constitutes valuable trade secrets. Each party agrees to use the confidential information of the other party in strict accordance with the provisions hereof and shall not disclose or divulge the confidential information to any third party in any way without the prior written permission of the other party.

三、无论本合同变更、解除或终止，本条款都保持有效。

III. This article shall remain valid regardless of the change, rescission or termination of the contract.

第十条 系统服务变更、中断及合同解除

Article 10 Change and interruption of system service and rescission of contract

一、鉴于网络服务的特殊性，甲方同意乙方有权根据业务发展情况随时变更、中断或终止部分或全部的系统服务而无需通知甲方，也无需对任何甲方或任何第三方承担任何责任。

I. In view of the particularity of the network services, Party A agrees that Party B shall have the right to change, interrupt or terminate part or all of the system services at any time according to the business development situation without notifying Party A or assuming any responsibility to Any Party A or any third party.

二、甲方理解，乙方需要定期或不定期地对提供本合同项下系统服务的平台或相关的设备进行检修或者维护，如因此类情况而造成网络服务在合理时间内的中断，乙方无需为此承担任何责任，但乙方应尽可能事先进行通告。

II. Party A understands that Party B needs to overhaul or maintain the platform or related equipment that provides the system services hereunder regularly or irregularly. If the network services are interrupted within a reasonable time due to such situation, Party B shall not be liable for such interruption, but Party B shall notify Party A in advance as far as possible.

三、如发生下列任何一种情形，乙方有权随时中断或终止向甲方提供本合同项下的系统服务而无需对甲方或任何第三方承担任何责任：

III. Under any of the following circumstances, Party B shall have the right to interrupt or terminate the provision of system services hereunder at any time without any liability to Party A or any third party:

1.	甲方提供的公司及个人资料不真实；

1. The company and personal data provided by Party A are false;

2.	甲方使用乙方系统从事违法行为。

2. Party A uses the system of Party B to engage in illegal activities.

四、双方确定，出现下列情形之一，致使本合同的履行成为不必要或不可能的，可以解除本合同：

IV. Both parties confirm that the contract may be terminated if any of the following circumstances makes the performance of the contract unnecessary or impossible:

1.	双方协商一致解除本合同；

1. Both parties agree to terminate the contract through negotiation;

2.	本合同期限届满，双方未续签的；

2. Both parties fail to renew the contract upon expiration of the term;

3.	一方当事人主体资格消失，如被撤消或进入破产、清算程序，另一方有权解除合同，但进行重组、名称变更或、分立或与第三方合并等不在此列；

3. If either party’s subject qualification disappears, such as being revoked or entering into bankruptcy or liquidation procedures, the other party shall have the right to terminate the contract, except for reorganization, name change, division or merger with a third party;

4.	一方未履行或违反依据本合同所应承担的义务，经另一方给予一定期限仍不履行义务或不予采取补救措施，致使另一方依据本合同的预期利益无法实现或合同继续履行没有必要，另一方有权解除合同；

4. If either party fails to perform or violates its obligations hereunder, or fails to perform its obligations or fails to take remedial measures within a certain period of time given by the other party, so it is impossible for the other party to realize its expected benefits under the contract or it is unnecessary for the other party to continue to perform the contract, the other party shall have the right to terminate the contract;

5.	由于不可抗力或意外事件使合同无法继续履行或继续履行没有必要，双方均可要求解除合同。

5. If it is impossible or unnecessary to continue the performance of the contract due to force majeure or accidents, both parties may request to terminate the contract.

第十一条 法律适用和争议解决

Article 11 Applicable law and dispute resolution

一、本合同适用中华人民共和国法律。

I. The contract is governed by the laws of the People’s Republic of China.

二、所有因本合同引起的或与本合同有关的任何争议将通过双方友好协商解决。如果双方不能通过友好协商解决争议，则任何一方均可向乙方所在地人民法院提起诉讼。

II. All disputes arising out of or in connection with the contract shall be settled through friendly negotiations between both parties. If the parties fail to settle the dispute through friendly negotiation, either party may file a lawsuit with the people’s court at the place where Party B is located.

第十二条 其他

Article 12 Miscellaneous

一、任何一方未经另一方同意，不得向任何第三方透露本合同的签订及其内容。

I. Without the consent of the other party, neither party shall disclose the signing and contents of the contract to any third party.

二、任何与本合同相关但未在本合同中明确规定的事项将由双方另行友好协商解决。对本合同做出的任何修改和补充应为书面形式，由双方签字盖章后成为本合同不可分割的部分。本合同与其补充合同或补充协议冲突时，以补充合同或补充协议为准。

II. Any matters related to the contract which are not specified in the contract shall be settled by both parties through friendly negotiation. Any amendment or supplement to the contract shall be in writing and shall become an integral part of the contract after being signed and sealed by both parties. In case of a conflict between the contract and its supplementary contract or supplementary agreement, the supplementary contract or supplementary agreement shall prevail.

三、本合同自双方签字盖章之日起生效。本合同壹式贰份，双方各执壹份，具有同等法律效力。

III. The contract shall come into force upon being signed and sealed by both parties. The contract shall be made in duplicate, with each party holding one copy and each copy having the same legal effect.

（以下无正文，为签署页）

(The remainder of this page is intentionally left blank. It is the signing page)

甲方（盖章）：

Party A (seal):

法定代表人：

Legal representative:

或授权代表：（签 字）( 必 填 )

Or authorized representative: (signature) (required)

年 月 日

Date:

乙方（盖章）：

Party B (seal):

法定代表人：

Legal representative:

或授权代表：（签 字）( 必 填 )

Or authorized representative: (signature) (required)

年 月 日

Date: